                                                                    EXHIBIT 99.2

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)

     FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 AND THE PERIOD FROM JANUARY 13, 2000 (INCEPTION) THROUGH MARCH 31, 2004

 RESTATED TO REFLECT THE ADOPTION OF THE FULL COST METHOD OF ACCOUNTING FOR OIL
                               AND GAS PROPERTIES

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)
                           CONSOLIDATED BALANCE SHEETS

                                                                 March 31,    December 31,
                                                                  2004            2003
                                                               ------------   ------------
                                                               (Unaudited)
                                     ASSETS
Current Assets:
    Cash and cash equivalents                                  $ 38,340,610   $     56,680
    Notes receivable - related party                                      -        837,928
    Other receivables                                             4,516,767         87,080
    Interest receivable - related party                                   -        158,382
    Marketable securities - related party                                 -        207,480
    Marketable securities                                                 -        512,000
    Prepaid expenses and other current assets                     1,463,629      1,461,194
                                                               ------------   ------------
    Total current assets                                         44,321,006      3,320,744

Property and Equipment, Net:
    Oil and gas properties, using full cost method:
       Proved oil and gas properties, net                                 -         71,037
       Oil and gas properties excluded from amortization          7,164,721      6,342,245
    Other oil and gas assets                                      4,764,583              -
    Furniture and fixtures                                          271,050          9,370
                                                               ------------   ------------
    Total property and equipment, net                            12,200,354      6,422,652

Equity Interests in Oil and Gas Properties                        2,824,641      2,838,536

Intangible Asset                                                  4,800,000              -
Other Assets                                                      3,500,000              -
                                                               ------------   ------------
                                                               $ 67,646,001   $ 12,581,932
                                                               ============   ============

See accompanying notes to consolidated financial statements.

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)
                           CONSOLIDATED BALANCE SHEETS

                                                                                               March 31,       December 31,
                                                                                                 2004              2003
                                                                                               ---------       ------------
                                                                                              (Unaudited)
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
    Accounts payable and accrued expenses                                                   $    3,215,118   $     5,235,725
    Convertible notes                                                                                    -         3,242,654
    Deferred equity option                                                                               -           870,000
    Other                                                                                           94,003            23,643
                                                                                            --------------   ---------------
    Total Current Liabilities                                                                    3,309,121         9,372,022

Long-term Obligations                                                                            3,624,330            29,505
                                                                                            --------------   ---------------
Total Liabilities                                                                                6,933,451         9,401,527

Commitments and Contingencies                                                                            -                 -

Stockholders' Equity
    Preferred stock, Series A; $0.001 par value; authorized - 9,500,000 shares;
      Shares issued and outstanding - None at 2004 and 4,090,713 at 2003                                 -             4,091
    Preferred stock, Series B; $0.001 par value; authorized - 500,000 shares;
      Shares issued and outstanding - 19,714 shares at 2004 and 143,427 shares at 2003                  20               144
    Preferred stock, Series C; $0.001 par value; authorized - 1,500,000 shares;
      Shares issued and outstanding - None at 2004 and 477,500 at 2003                                   -               478
    Common Stock; $0.001 par value; authorized - 150,000,000;
      Shares issued and outstanding - 69,145,819 shares at 2004 and 37,144,668 at 2003              69,146            37,145
    Additional paid-in capital                                                                 135,096,790        50,175,898
    Less stock subscription receivables                                                                  -          (250,000)
    Less stock subscription receivable - related party                                                   -          (175,000)
    Accumulated other comprehensive loss                                                                 -          (489,036)
    Deferred compensation                                                                      (15,407,019)                -
    Other                                                                                                -            (1,000)
    Deficit accumulated during the development stage                                           (59,046,387)      (46,122,315)
                                                                                            --------------   ---------------
       Total stockholders' equity                                                               60,712,550         3,180,405
                                                                                            --------------   ---------------

Total Liabilities and Stockholders' Equity                                                  $   67,646,001   $    12,581,932
                                                                                            ==============   ===============

See accompanying notes to consolidated financial statements.

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                                           Three Months
                                                                         Ended March 31,           January 13, 2000
                                                                 -------------------------------    (Inception) to
                                                                      2004             2003         March 31, 2004
                                                                 --------------    -------------   ----------------
Revenues                                                         $        7,885    $           -    $       51,722

Cost of Operations:
    Operating expenses                                                    1,419                -            23,707
    Depreciation and amortization                                       132,341                -         1,629,066
    Unproved property impairment                                              -                -        25,167,956
    Loss on equity investments in oil and gas properties                 56,975           19,375         1,302,014
    Bad debt expense - related party                                          -          900,000         2,350,601
    General and administrative                                        2,532,331          227,355         5,917,160
    General and administrative - related party                                -           18,000           219,000
                                                                 --------------    -------------    --------------

    Total Expenses                                                    2,723,066        1,164,730        36,609,504
                                                                 --------------    -------------    --------------

Loss From Operations                                                 (2,715,181)      (1,164,730)      (36,557,782)
                                                                 --------------    -------------    --------------
Other (Income) Expense:
    Consideration given in excess of fair value of
       identifiable assets acquired                                  10,778,992                -        10,778,992
    Interest income                                                     (83,036)         (68,369)         (783,001)
    Interest expense                                                    252,672          846,025         7,134,427
    Gain on sale of oil and gas interest - related party             (1,249,733)               -        (1,249,733)
    Loss on sale of marketable securities - related party               206,971           24,454         1,866,191
    Gain on sale of marketable securities                                     -                -          (164,989)
    Other (income) expense                                               (3,647)          (8,299)          (89,959)
                                                                 --------------    -------------    --------------

Total Other (Income) Expense                                          9,902,219          793,811        17,491,928
                                                                 --------------    -------------    --------------

Net Loss                                                            (12,617,400)      (1,958,541)      (54,049,710)

Preferred Stock Dividends                                               306,672          370,829         4,996,678
                                                                 --------------    -------------    --------------

Net Loss to Common Stockholders                                  $  (12,924,072)   $  (2,329,370)   $  (59,046,388)
                                                                 ==============    =============    ==============

Net Loss Per Common Share - Basic and Diluted                    $        (0.26)   $       (0.07)
                                                                 ==============    =============

Weighted Average Number of Common Shares
   Outstanding - Basic and Diluted                                   49,075,947       32,751,269
                                                                 ==============    =============

See accompanying notes to consolidated financial statements.

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                                                     Three Months
                                                                                    Ended March 31,           January 13, 2000
                                                                           -------------------------------     (Inception) to
                                                                                2004             2003          March 31, 2004
                                                                           --------------    -------------    ----------------
Cash Flows from Operating Activities:
  Net loss                                                                 $  (12,617,400)   $  (1,958,541)   $    (54,049,710)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     DD&A expense                                                                 132,341               94           1,639,951
     Impairment of oil and gas properties                                               -                -          25,167,956
     Consideration given in excess of fair value of
         identifiable assets acquired                                          10,778,992                -          10,778,992

     Shares and options issued for services rendered                               65,150                -             344,450
     Amortization of deferred compensation                                      1,082,091                -           1,620,591
     Fair market value adjustment of stock options                              1,106,000                -           1,106,000
     Gain on sale of assets                                                    (1,249,733)               -          (1,249,733)
     Equity loss in affiliates                                                     56,975           19,375           1,302,064
     Loss on sale of marketable securities                                        206,971           24,454           1,866,191
     Amortization of discount on notes payable                                    194,908          658,915           5,204,271
     Amortization of discount on marketable securities                                  -                -            (343,367)
     Bad debt expense                                                                   -          900,000           2,350,601
     Warrant issued for loan extension                                                  -           78,227              78,227
     Collection incentives                                                              -                -             136,100
     Contributed services                                                               -                -             103,750
     Amortization of loan costs                                                         -           15,000             337,685
     Gain on share exchange                                                             -                -            (164,990)
     Interest expense paid by stock issuance                                            -                -              13,225
     Other                                                                        (10,361)          (8,298)            (33,705)
     Changes in assets and liabilities:
         (Increase) Decrease in receivables                                      (234,412)         (22,618)           (469,874)
         (Increase) Decrease in other current assets                             (222,874)          54,621          (1,654,134)
         Increase (Decrease) in accounts payable and accrued expenses             123,851         (762,590)          1,216,145
                                                                           --------------    -------------    ----------------
  Net Cash Used in Operating Activities                                          (587,501)      (1,001,361)         (4,699,314)
                                                                           --------------    -------------    ----------------

See accompanying notes to consolidated financial statements.

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                                                 Three Months
                                                                                Ended March 31,             January 13, 2000
                                                                       ---------------------------------     (Inception) to
                                                                            2004               2003          March 31, 2004
                                                                       --------------     --------------    ----------------
Cash Flows From Investing Activities:
    Capital expenditures                                                   (1,129,324)        (2,430,489)       (22,291,969)
    Acquisitions, net of cash acquired                                        (65,811)                 -         (2,415,811)
    Notes receivable - related party                                                -           (146,000)          (176,000)
    Notes receivable                                                                -                  -         (1,438,117)
    Repayment of notes receivable - related party                                   -             20,000          1,316,000
    Repayment of notes receivable                                                   -                  -            945,000
    Investment in Limited Partnership                                         (40,881)          (521,500)        (4,270,513)
    Proceeds from sale of oil and gas interests                               490,436            146,821            637,257
    Purchase of marketable securities                                               -                  -         (4,309,067)
    Proceeds from sale of marketable securities                                     -             92,991            114,086
                                                                       --------------     --------------     --------------

Net Cash Provided by (Used in) Investing Activities                          (745,580)        (2,838,177)       (31,889,134)
                                                                       --------------     --------------     --------------
Cash Flows From Financing Activities:
    Repayment of notes                                                     (1,751,063)          (460,000)        (2,951,063)
    Repayment of notes - related party                                              -                  -         (1,399,340)
    Proceeds from deferred equity option                                            -                  -            870,000
    Proceeds from borrowings                                                        -          1,320,000         17,199,300
    Proceeds from borrowings - related party                                        -            630,000          1,254,000
    Loan costs                                                                      -                  -           (245,000)
    Receipts of subscription receivable                                             -          1,179,000          1,430,000
    Receipts of subscription receivable - related party                             -            906,250          1,924,340
    Purchase and retirement of common and preferred stock                  (5,030,948)                 -         (5,030,948)
    Proceeds from common and preferred stock issued and issuable           46,399,022                  -         61,877,769
                                                                       --------------     --------------     --------------

Net Cash Provided by Financing Activities                                  39,617,011          3,575,250         74,929,058
                                                                       --------------     --------------     --------------

Net Increase (Decrease) in Cash and Cash Equivalents                       38,283,930           (264,288)        38,340,610

Cash and Cash Equivalents, Beginning of Period                                 56,680            329,768                  -
                                                                       --------------     --------------     --------------

Cash and Cash Equivalents, End of Period                               $   38,340,610     $       65,480     $   38,340,610
                                                                       ==============     ==============     ==============

See accompanying notes to consolidated financial statements.

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)
                        NOTES TO CONSOLIDATED STATEMENTS
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

The consolidated financial statements of Endeavour International Corporation, formerly Continental Southern Resources, Inc., a Nevada corporation, included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"), and, accordingly, certain information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States has been condensed or omitted. As used in these Notes to the Consolidated Financial Statements, the terms the "Company", "Endeavour", "we", "us", "our" and similar terms refer to Endeavour International Corporation and, unless the context indicates otherwise, its consolidated subsidiaries.

The financial statements herein reflect all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation. Certain amounts for prior periods have been reclassified to conform to the current presentation. In preparing financial statements, management makes informed judgments and estimates that affect the reported amounts of assets and liabilities as of the date of the financial statements and affect the reported amounts of revenues and expenses during the reporting period. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates.

The accompanying consolidated financial statements of Endeavour should be read in conjunction with the consolidated financial statements and notes included in our Annual Report on Form 10 - KSB for the year ended December 31, 2003.

In 2004, the Company significantly restructured its business in a series of simultaneous transactions (the Offering, Merger and Restructuring) and changed its name to Endeavour International Corporation (see Note 3).

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

CHANGE IN METHOD OF ACCOUNTING FOR OIL AND GAS PROPERTIES

During the second quarter of 2004, we changed our method of accounting for oil and gas properties from the successful efforts method to the full cost method. We believe that the full cost method of accounting is more appropriate for Endeavour in light of the significant changes in our operations that have recently occurred. We believe capitalization of seismic and other exploration technology expenditures as well as the cost of all exploratory wells recognizes the value these expenditures add to the program of an exploration focused company like Endeavour. Amortization of these costs over the life of the discovered reserves provides a more appropriate method of matching revenues and expenses related to our exploration strategy. Our technical strategy is founded on a philosophy that regional petroleum systems analyses improve competitive advantage, reduce exploration risk and optimize value creation. Regional petroleum

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)
                        NOTES TO CONSOLIDATED STATEMENTS
                                   (UNAUDITED)

systems analysis has been successfully employed by our new management and technical team in their past experiences to identify and commercialize reserves in basins worldwide.

On February 26, 2004, we completed a series of transactions that significantly transformed the nature and scope of our business. These changes include:

      -     a new management team;

      - a new business strategy of exploration, exploitation and acquisition that will be focused on the North Sea;

      - the acquisition of NSNV, Inc. which possessed the seismic data and management team that will be central to the Company's new strategy; and;

      - a restructuring which resulted in the sale of all interests in U.S. oil and gas properties.

Prior to February 2004, the Company had no technical exploration and production staff and did not have any production until the fourth quarter of 2003. The only producing property, which had minimal production, was sold in the February 2004 restructuring.

We believe that the full cost method of accounting will more accurately reflects the results of our future operations. The full cost method of accounting is used by many independent oil and gas companies and its use will allow investors to better assess the performance of the company.

Under the full cost method, all acquisition, exploration and development costs, including certain directly related employee costs and a portion of interest expense, incurred for the purpose of finding oil and gas are capitalized. These capitalized costs are accumulated in pools on a country-by-country basis. Capitalized costs include the cost of drilling and equipping productive wells, dry hole costs, lease acquisition costs, seismic and other geological and geophysical costs, delay rentals and costs related to such activities. Employee costs associated with production and other operating activities and general corporate activities are expensed in the period incurred. For the three months ended March 31, 2004 and 2003, we capitalized certain employee-related costs of approximately $495,000 and none, respectively.

Where proved reserves are established, capitalized costs are limited on a country-by-country basis (the ceiling test). The ceiling test is calculated as the sum of the present value of future net cash flows related to estimated production of proved reserves, using end-of-the-current-period prices, discounted at 10%, plus the lower of cost or estimated fair value of unproved properties, all net of expected income tax effects. Under the ceiling test, if the capitalized cost of the full cost pool exceeds the ceiling limitation, the excess is charged as an impairment expense.

We utilize a single cost center for each country where we have operations for amortization purposes. Any conveyances of properties are treated as adjustments to the cost of oil and gas properties with no gain or loss recognized unless the operations are suspended in the entire cost center or the conveyance is significant in nature.

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)
                        NOTES TO CONSOLIDATED STATEMENTS
                                   (UNAUDITED)

The costs of investments in unproved properties and portions of costs associated with major development projects are excluded from the depreciation, depletion and amortization ("DD&A") calculation until the project is evaluated. As we are in the start-up phase of our operations, all costs are currently associated with undeveloped properties.

Unproved property costs include leasehold costs, seismic costs and other costs incurred during the exploration phase. In areas where proved reserves are established, significant unproved properties are evaluated periodically for impairment. If a reduction in value has occurred, these property costs are considered impaired and are transferred to the related full cost pool. Unproved properties whose acquisition costs are not individually significant are aggregated, and the portion of such costs estimated to be ultimately nonproductive, based on experience, is amortized to the full cost pool over an average holding period.

In countries where the existence of proved reserves has not yet been determined, leasehold costs, seismic costs and other costs incurred during the exploration phase remain capitalized in unproved property cost centers until proved reserves have been established or until exploration activities cease. If exploration activities result in the establishment of a proved reserve base, amounts in the unproved property cost center are reclassified as proved properties and become subject to depreciation, depletion and amortization and the application of the ceiling test. If exploration efforts in a country are unsuccessful in establishing proved reserves, it may be determined that the value of exploratory costs incurred there have been permanently diminished in part or in whole. Therefore, based on the impairment evaluation and future exploration plans, the unproved property cost centers related to the area of interest could be impaired, and accumulated costs charged against earnings.

We have restated all prior financial statements as a result of the conversion to full cost accounting. As a part of this process, all previous charges related to the successful efforts method of accounting for oil and gas assets were reversed, raising the book value of those properties as well as our stockholders' equity. The full cost method, however, requires performing quarterly ceiling tests to ensure that the carrying value of oil and gas assets on the balance sheet is not overstated. In ceiling tests performed for the quarter ended December 31, 2003 a $10,125,367 impairment was recorded as capitalized costs exceeded the ceiling test limits. The ceiling test was based on natural gas prices of $4.735 per thousand cubic feet (Mcf) for natural gas that included adjustments for basis differentials and other pricing factors. Future quarterly full cost ceiling tests will be based on the then-current market prices for both natural gas and oil, after adjustments. The end result of the full cost conversion is that both the book value of our properties and stockholders' equity are at approximately the same levels that would have existed if we had continued with the successful efforts method of accounting.

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)
                        NOTES TO CONSOLIDATED STATEMENTS
                                   (UNAUDITED)

The effect of the accounting change on net loss follows:

                                                                                                                   January 13,
                                                                                                                      2000
                                               Three Months Ended March 31,         Year Ended December 31,        (Inception)
                                             -------------------------------    ------------------------------     to March 31,
                                                 2004              2003              2003             2002            2004
                                             -------------     -------------    --------------    ------------    -------------
Net loss to common shareholders under
successful efforts                           $ (15,638,775)    $  (7,598,168)   $  (37,248,463)   $ (8,671,142)   $ (61,675,108)
Adjustments to full cost                         2,714,704         5,268,798        (3,985,995)      3,900,013        2,628,720
                                             -------------     -------------    --------------    ------------    -------------
Net loss to common shareholders under
      full cost                              $ (12,924,071)    $  (2,329,370)   $  (41,234,458)   $ (4,771,129)   $ (59,046,388)
                                             =============     =============    ==============    ============    =============
Loss per basic and diluted share under
      successful efforts                     $       (0.32)    $       (0.23)   $        (1.06)   $      (0.43)
                                             =============     =============    ==============    ============
Loss per basic and diluted share under
      full cost                              $       (0.26)    $       (0.07)   $        (1.18)   $      (0.24)
                                             =============     =============    ==============    ============

The effect of the accounting change on the balance sheet follows:

                                                Net Oil and Gas Property and         Deficit Accumulated During the
                                                         Equipment                         Development Stage
                                             -----------------------------------   -----------------------------------
                                             March 31, 2004    December 31, 2003   March 31, 2004    December 31, 2003
                                             --------------    -----------------   --------------    -----------------
Under successful efforts                     $    9,300,583      $  6,499,264      $  (61,675,108)     $ (46,036,333)
Adjustments to full cost                          2,628,721           (85,982)          2,628,721            (85,982)
                                             --------------      ------------      --------------      -------------
Under full cost                              $   11,929,304      $  6,413,282      $  (59,046,387)     $ (46,122,315)
                                             ==============      ============      ==============      =============

STOCK-BASED COMPENSATION ARRANGEMENTS

In accordance with the provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," our stock-based employee compensation plans are accounted for under the intrinsic value method that requires compensation expense to be recorded only if, on the date of grant, the current market price of our common stock exceeds the exercise price the employee must pay for the stock.

The net loss for 2003 does not include any stock-based compensation cost, as there was no stock-based compensation outstanding during the first quarter of 2003. The modification in 2003 of options granted to prior directors triggered variable accounting under APB 25 and FASB interpretation No. 44. This requires recording compensation expense if the modified option price

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)
                        NOTES TO CONSOLIDATED STATEMENTS
                                   (UNAUDITED)

is lower than the market price of the stock at the end of a reporting period until the options expire or are exercised. Since the modified option exercise price for the 700,000 options was lower than the market price of the stock at March 31, 2004, we recorded non-cash compensation expense of $1,106,000 under APB 25 for the quarter ended March 31, 2004. See Note 7 for a discussion of the restricted stock and stock option grants during 2004.

Had compensation expense for stock option plans been determined based on the fair value at the grant date for awards through March 31, 2004 consistent with the provisions of SFAS No. 123, our net loss and net loss per share would have been reduced to the pro forma amounts indicated below:

                                                                        Quarter Ended
                                                                        March 31, 2004
                                                                        --------------
Net loss to common stockholders, as reported                            $  (12,924,072)
Add:
     Stock-based compensation expense as reported                            1,897,141
Less:
     Total stock-based compensation expense determined
      under fair-value-based method for all awards, net of tax              (2,631,656)
                                                                        --------------

Pro forma net loss                                                      $  (13,658,587)
                                                                        ==============

Loss per share:
     Basic - as reported                                                $        (0.26)
     Basic - pro forma                                                  $        (0.28)

These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be issued in future years. The estimated fair value of each option granted was calculated using the Black-Scholes Method. The following summarizes the weighted average of the assumptions used in the method.

                                              2004
                                              ----
Risk free rate                                 4%
Expected years until exercise                  7
Expected stock volatility                     33%
Dividend yield                                 -

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)
                        NOTES TO CONSOLIDATED STATEMENTS
                                   (UNAUDITED)

OTHER PROPERTY, PLANT AND EQUIPMENT

Other oil and gas assets and furniture and fixtures are recorded at cost, less accumulated depreciation. The assets are depreciated using the straight-line method over their estimated useful lives of two to five years.

NOTE 3 - THE OFFERING, MERGER AND RESTRUCTURING

On February 29, 2004, we completed a series of mutually interdependent transactions to significantly expand our scope and objectives under the leadership of a new management team.

THE OFFERING

In an offering of common stock (the "Offering") that closed February 26, 2004, we issued 25 million shares of common stock at $2.00 per share in a private placement. The estimated net proceeds of the Offering were $46,000,000, after deduction of placement agent commissions of $2,500,000, financial advisory fees of $1,250,000 and offering expenses of $101,000. In addition, warrants to purchase 700,000 shares of common stock at $2.00 per share were issued to the placement agent. The net proceeds were used for the purchase of approximately
14.1 million shares of common stock and 103,500.07 shares of our Series B Preferred Stock for $5.3 million and for $1.5 million for repayment of the principal amount of certain outstanding convertible notes, with the remainder of the net proceeds to be used for general corporate purposes, including potential acquisitions.

THE MERGER

Concurrent with the closing of the Offering, we acquired NSNV, Inc. ("NSNV"), through a merger (the "Merger") of NSNV into a newly created Delaware corporate subsidiary of the Company. The newly created subsidiary was the survivor of the Merger and is a wholly-owned subsidiary of the company that was renamed Endeavour Operating Corporation. NSNV was a private company owned by William L. Transier, John N. Seitz and PGS Exploration (UK) Limited ("PGS"), a United Kingdom corporation that is a provider of geophysical services. The former shareholders of NSNV received an aggregate of 12.5 million shares of common stock in the Merger, representing approximately 18.9% of outstanding common stock immediately after the closing of the Merger.

The Merger was accounted for as a purchase of assets and not a business combination. Therefore, the consideration given was allocated to the fair value of the identifiable assets and liabilities acquired. Any consideration given in excess of the fair value of identifiable assets acquired was expensed.

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)
                        NOTES TO CONSOLIDATED STATEMENTS
                                   (UNAUDITED)

The following is a calculation of the consideration given:

Shares of common stock  issued                      12,500,000
Price per share of the Offering                $          2.00
                                               ---------------
Fair value of stock issued                          25,000,000
Add: Capitalized merger costs                          452,029
                                               ---------------
Consideration given                            $    25,452,029
                                               ===============

Capitalized merger costs are the estimated professional expenses for legal and accounting services.

The consideration given for the Merger was allocated, on a preliminary basis, as follows:

Current assets                                        $     1,058,903
Property and equipment (1)                                 11,385,612
Intangible asset - workforce in place                       4,800,000
Other assets                                                3,500,000
Current liabilities                                        (2,477,475)
Long-term commitments                                      (3,594,003)
                                                      ---------------
Fair value of net identifiable assets acquired             14,673,037
Consideration                                             (25,452,029)
                                                      ---------------
Consideration given in excess of fair value of
   identifiable assets acquired                       $   (10,778,992)
                                                      ===============

(1)   Includes $6.3 million of costs allocated to exploration seismic data.


THE RESTRUCTURING

Simultaneous with the consummation of the Merger and the Offering, we restructured various financial and shareholder related items (the
"Restructuring"). Specifically, completed were the following:

      - Repaid $1,500,000 principal amount of our outstanding convertible notes;

      - Issued 1,026,624 shares of our common stock in exchange for the $1,550,000 principal balance and accrued interest due under the Michael P. Marcus convertible debenture at a conversion price of $1.75;

      - Issued 375,000 shares of our common stock in exchange for the $600,000 principal balance and accrued interest due under the Trident convertible debenture at a conversion price of $1.60;

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)
                        NOTES TO CONSOLIDATED STATEMENTS
                                   (UNAUDITED)

      - Issued 2,808,824 shares of our common stock upon conversion of all of the outstanding Series C Preferred Stock, and accrued dividends, at a conversion price of $1.70 per share;

      - Purchased all outstanding shares of Series A Preferred Stock and 20,212.86 shares of Series B Preferred Stock in exchange for certain of our non-core assets (see below); and

      - Purchased 14,097,672 shares of common stock and 103,500.07 shares of Series B Preferred Stock from RAM Trading, Ltd. (who held more that 10% of our outstanding stock prior to this purchase) for $5,330,948 in cash.

As consideration for the acquisition of all of the Series A Preferred Stock and 20,212.86 shares of the Series B Preferred Stock, we exchanged the following non-core assets with CSOR Preferred Liquidation, LLC, a newly created entity owned by the former holders of the Series A Preferred Stock and certain former holders of the Series B Preferred Stock:

      -     100% of the ownership interest in BWP Gas, LLC.;

      -     864,560 shares of restricted common stock of BPK Resources, Inc.;

      -     400,000 shares of common stock of Trimedia Group, Inc.;

      - Note receivable due from CSR Hackberry, LLC with a principal balance of $25,000;

      - Note receivable due from Snipes, LLC in the principal amount of $122,500;

      - Subscription receivable due from FEQ Investments in the principal amount of $175,000;

      - Subscription receivable due from GWR Trust in the principal amount of $250,000; and

      - Note receivable due from BPK Resources, Inc. with a principal balance of $670,000.

As consideration for services rendered in connection with the purchase of the shares of common stock and Series B Preferred stock from RAM, we issued to an unrelated party 300,000 shares of our common stock.

During the first quarter of 2004, the Company sold all of its limited partnership units in Knox Miss Partners, L.P. for $5,000,000 and received $500,000 in cash and a $4,500,000 short-term note that is secured by a pledge of the limited partnership interest.

NOTE 4 - SUPPLEMENTAL CASH FLOW INFORMATION

We had noncash investing activities with the purchase of NSNV for 12.5 million shares of our common stock with a total purchase price of approximately $25 million. Therefore, the Merger increased current assets by $1 million, oil and gas property by $11.4 million, other assets by $8.3 million, current liabilities by $2.5 million other liabilities by $3.5 million, and equity by $25 million through a noncash transaction that was not reflected in the statement of cash flows. However, $65,811 of acquisition costs reflected in "investing activities" in the statement of cash flows represents the cash expenses paid in connection with the Merger, less the cash of NSNV on the date of the Merger. Noncash investing activities also were incurred with the exchange of certain non-core assets, including BWP Gas, LLC, for all of the Series A Preferred Stock and 20,212.86 shares of the Series B Preferred Stock. Noncash financing activities were also

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)
                        NOTES TO CONSOLIDATED STATEMENTS
                                   (UNAUDITED)

incurred, including the conversion of all of our Series C Preferred Stock and our convertible notes into common stock.

NOTE 5 - LEASES

We are the lessee of various computer equipment under capital leases expiring in various years through 2006. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense.

Minimum future lease payments under capital leases as of March 31, 2004, for each of the next three years and in the aggregate are:

Year Ended December 31,                                      Amount
                                                             ------
      2004                                                $   84,979
      2005                                                   106,824
      2006                                                     3,982
                                                          ----------
Net minimum lease payments                                   195,785
Less: Amount representing interest                            (7,779)
                                                          ----------
Present value of net minimum lease payment                $  188,006
                                                          ==========

Interest rates on capitalized leases are approximately 3.5% and are imputed based on the lower of company's incremental borrowing rate at the inception of each lease or the lessor's implicit rate of return.

NOTE 6 - LOSS PER SHARE

Loss per common share is calculated in accordance with SFAS No. 128, "Earnings Per Share." Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similarly to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued and if the additional common shares were dilutive. Shares associated with stock options, warrants and convertible debt are not included because their inclusion would be antidilutive (i.e., reduce the net loss per share). At March 31, 2004, there were potentially dilutive shares of 2,473,046. After giving effect to the Offering, Merger and Restructuring, we have 69,145,819 shares of common stock outstanding at March 31, 2004.

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)
                        NOTES TO CONSOLIDATED STATEMENTS
                                   (UNAUDITED)

NOTE 7 - DEFERRED COMPENSATION

Subsequent to the Merger, we issued restricted shares of common stock to our new management, directors and employees as follows:

                                                       Number of Shares             Vesting Period
                                                       ----------------             --------------
Inducement Grants                                         1,600,000         One third on January 1, 2005; One
                                                                            third  on each January 1 thereafter
Inducement Grants                                           731,250         January 1, 2005
Grants under the 2004 Stock Incentive Plan       (1)        500,000         One third on January 1, 2005; One
                                                                            third on each January 1 thereafter
Grants under the 2004 Stock Incentive Plan       (1)        278,375         January 1, 2005
                                                       ----------------

                                                          3,109,625
                                                       ================

(1) The 2004 Stock Incentive Plan is subject to the approval by a majority of shareholders at our 2004 Annual Shareholders Meeting.

In addition to the above restricted share grants, we granted options to purchase 2,140,000 shares of common stock at an exercise price of $2.00 to employees and directors. One third of these options vest on January 1, 2005 and an additional one-third on each January 1 thereafter. These options were granted under the 2004 Stock Incentive Plan, which is subject to the approval by a majority of shareholders at our 2004 Annual Shareholders Meeting.

NOTE 8 - EQUITY TRANSACTIONS - NOT DESCRIBED ELSEWHERE

On February 4, 2004, in a private placement offering, 125,000 shares of our common stock, $.001 par value per share, were issued at a purchase price of $2.00 per share.

We exercised our call option to buy back 10 of the Company's 99 limited partnership units in Knox Miss Partners, L.P. from RAM Trading, Ltd. on February 10, 2004 and issued 835,000 shares of our common stock in full payment of the option. All of our interest in Knox Miss Partners, L.P. was sold in February 2004.

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)
                        NOTES TO CONSOLIDATED STATEMENTS
                                   (UNAUDITED)

NOTE 9 - COMPREHENSIVE LOSS

Excluding net loss, our source of comprehensive loss is from the net unrealized loss on marketable debt securities, which are classified as available-for-sale. The following summarizes the components of comprehensive loss:

                                                      Quarter Ended March 31,
                                                  --------------------------------
                                                       2004               2003
                                                  ---------------    -------------
Net loss                                          $   (12,617,399)   $  (1,958,541)

Unrealized loss                                          (282,065)        (335,027)
  Reclassification adjustment for loss
     realized in net loss above                           489,036                -
                                                  ---------------    -------------

Net impact on comprehensive loss                          206,971         (335,027)
                                                  ---------------    -------------

Comprehensive loss                                $   (12,410,428)   $  (2,293,568)
                                                  ===============    =============

NOTE 10 - COMMITMENTS AND CONTINGENCIES

COMMITMENTS

As a part of the Merger, we acquired an obligation to purchase products and services from PGS or its affiliates for a period of three years commencing on December 16, 2003 as follows:

Year 1     $  1,000,000
Year 2        1,500,000
Year 3        2,000,000
           ------------

           $  4,500,000
           ============

LEGAL PROCEEDING

On or about March 4, 2004, the GHK Company, LLC, GHK/Potato Hills Limited Partnership, and Brian F. Egolf (collectively "Plaintiffs") commenced an action against Endeavour International Corporation ("Endeavour"), f/k/a Continental Southern Resources, Inc., as well as BWP Gas, L.L.C. ("BWP") and HBA Gas, Inc. ("HBA") (collectively "defendants") in the state court in Oklahoma City, Oklahoma. In the petition, Plaintiffs allege that CSOR intended to acquire a majority of the membership interests in BWP and that HBA in turn entered into an agreement to assign Plaintiff 2.5 million common shares of CSOR stock upon compliance by Plaintiffs with certain contractual obligations including but not limited to completion and initial

                       ENDEAVOUR INTERNATIONAL CORPORATION
                          (A DEVELOPMENT STAGE ENTITY)
                        NOTES TO CONSOLIDATED STATEMENTS
                                   (UNAUDITED)

commercial production of the Mary #2-34 well, along with the presentation of a development plan and the commencement of the next exploration or development well in the Potato Hills Deep Prospect. Plaintiffs further allege in their petition that BWP, HBA and Endeavour are alter egos of each other and jointly and severally liable to Plaintiffs for failing to deliver to Plaintiffs the CSOR common stock. Plaintiffs seek delivery of the stock as well as a temporary restraining order, a primary and permanent injunction (i) enjoining all dilutions of Plaintiff rights pertaining to CSOR stock; (ii) enjoining Endeavour from all future stock issuances and transfers of assets not in the ordinary course of business and (iii) prohibiting the alienation or encumbrance of the CSOR stock that is allegedly in Plaintiff's possession. On April 6, 2004, the defendants removed the action from the state court to the United States District Court for the Western District of Oklahoma. Subsequently, Endeavour made a motion for dismissal of the action for lack of jurisdiction over Endeavour in Oklahoma. Management intends to litigate vigorously and believes it has good and valid defenses beyond its jurisdictional defense. However, the action has just begun and counsel is unable to opine on the outcome of the litigation.

NOTE 11 - SUBSEQUENT EVENT

In May 2004, we completed the sale of our equity interest in Louisiana Shelf Partners, L.P. for $2,250,000 and received $250,000 in cash and a $2,000,000 contingent deferred payment that is payable from proceeds of drilling activities on the oil and gas leases held by Louisiana Shelf Partners, L.P. As of March 31, 2004, our net book value in Louisiana Shelf Partners, L.P. was approximately $1.1 million.